EXHIBIT 99.1

T-Mobile Reports Double-Digit Revenue Growth and Strong Profitability in Q2
14% Revenue Growth and 25% Adjusted EBITDA Growth Year-over-Year in Q2 2015 as Customers Continue to Flock to America’s Un-carrier

Second Quarter 2015 Highlights:

•	Continued customer momentum and low churn for the fastest growing wireless company in America:

◦	2.1 million total net adds - 9th consecutive quarter of over 1 million

◦	1.0 million branded postpaid net adds - 4th consecutive quarter of over 1 million

◦	760,000 branded postpaid phone net adds - expect to capture all of the industry postpaid phone growth

◦	Continued low branded postpaid phone churn of 1.3% - down 16 bps YoY

◦	T-Mobile ranked highest in the J.D. Power Wireless Customer Care Study

•	Strong financial performance with expected industry-leading growth in revenues and Adjusted EBITDA:

◦	$6.1 billion service revenues, up 12% YoY

◦	$8.2 billion total revenues, up 14% YoY

◦	$1.8 billion Adjusted EBITDA, up 25% YoY and 31% QoQ

▪	30% Adjusted EBITDA margin, up from 26% in 2Q14 and 24% in 1Q15

◦	$361 million net income, up from a loss of $63 million in 1Q15

◦	$0.42 earnings per share, strong improvement from loss per share of $(0.09) in 1Q15

◦	4% QoQ improvement in branded postpaid phone ARPU, returns to positive sequential growth

▪	Branded postpaid ABPU and ABPA hit record levels

•	Continued expansion of the nation’s fastest 4G LTE network:

◦	290 million POPs covered by 4G LTE - targeting 300 million by year-end 2015

◦	212 market areas with Wideband LTE - more than 250 market areas targeted by year-end 2015

◦	141 market areas with 700 MHz A-Block spectrum already deployed

◦	MetroPCS network and customer migration completed, ahead of schedule

▪	100% of MetroPCS CDMA spectrum re-farmed

•	Raising subscriber outlook for 2015 while maintaining Adjusted EBITDA target:

◦	Guidance range for branded postpaid net adds increased to 3.4 to 3.9 million

◦	Maintaining target of $6.8 to $7.2 billion of Adjusted EBITDA

◦	Maintaining target of $4.4 to $4.7 billion of cash capex

◦	Financial guidance excludes any impact of JUMP! On Demand

BELLEVUE, Wash. - July 30, 2015 - T-Mobile US, Inc. (NYSE: TMUS) today reported second quarter 2015 results reflecting continued strong momentum, industry-leading growth, and continued low churn. The Company again outperformed the competition in both customer and financial growth metrics. T-Mobile generated 2.1 million total net customer additions, marking the ninth consecutive quarter that T-Mobile has delivered over one million total net customer additions. Additionally, the Company delivered 14% total revenue growth and 25% growth in adjusted EBITDA compared to the second quarter of 2014.

"While the carriers continue to use gimmicks to confuse consumers, T-Mobile continues to listen to customers and respond with moves that blow them away," said John Legere, President and CEO of T-Mobile. "On top of adding 2.1 million new customers in the second quarter, we delivered 14% year-over-year revenue growth and 25% year-over-year Adjusted EBITDA growth. Overall, I think our results speak for themselves."

Operational and Financial Highlights for the Second Quarter 2015
T-Mobile continued to deliver strong customer growth and ended the second quarter of 2015 with 58.9 million total customers. In the second quarter of 2015, T-Mobile added 2.1 million net new customers, including branded postpaid net customer additions of 1.0 million, comprised of phone net customer additions of 760,000 - expected to be the highest in the U.S. wireless industry once again - and mobile broadband net customer additions of 248,000.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Branded postpaid phone churn was 1.3% in the second quarter of 2015, down 16 basis points year-over-year and essentially flat sequentially. The year-over-year improvement in churn reflects ongoing improvements in the Company’s network, customer service, and the overall value of its offerings in the marketplace, resulting in increased customer satisfaction and loyalty.

T-Mobile’s branded prepaid net customer additions were 178,000 in the second quarter of 2015, which represents a significant improvement both year-over-year and sequentially. Branded prepaid to branded postpaid migrations were 175,000 in the second quarter of 2015, down from 195,000 in the first quarter of 2015.

Total device sales, including both branded postpaid and prepaid customers, were 8.3 million units in the second quarter of 2015, of which total smartphone sales were 7.4 million units.

In addition to strong customer growth, T-Mobile delivered outstanding financial results. In the second quarter of 2015, the Company expects to again report the fastest year-over-year revenue growth in the industry for both service and total revenues. Service revenues for the second quarter of 2015 grew by 12.0% year-over-year, primarily due to rapid growth in the Company’s customer base. On a sequential basis, service revenues grew by 5.6% primarily due to higher branded postpaid phone ARPU and growth in the customer base. Excluding the impacts of the non-cash net revenue deferrals for Data Stash™, service revenues in the second quarter of 2015 increased by 3.7% sequentially.

T-Mobile’s total revenues for the second quarter of 2015 grew by 13.8% year-over-year and 5.2% sequentially. The increase was due to continued growth in both service revenues and equipment revenues, which grew by 19.7% year-over-year and 3.5% sequentially.

Branded postpaid phone Average Revenue per User (ARPU) increased sequentially by 3.8% to $48.19, driven primarily by the impacts of the non-cash net revenue deferrals for Data Stash in the first quarter of 2015. On a year-over-year basis, branded postpaid phone ARPU declined 2.3%. Excluding the impacts of Data Stash, branded postpaid phone ARPU in the second quarter of 2015 increased by 1.0% sequentially.

Branded postpaid Average Billings per User (ABPU) was a record $63.29 in the second quarter of 2015, up 5.9% year-over-year and 3.9% sequentially. The increase was primarily due to growth in Equipment Installment Plan (EIP) billings.

Branded postpaid Average Revenue per Account (ARPA) was $113.50 in the second quarter of 2015, up 6.0% year-over-year and 5.1% sequentially. The increase was due to growth in branded postpaid service revenues as well as an increase in the number of branded postpaid customers per account.

Branded postpaid Average Billings per Account (ABPA) amounted to a record $152.31 in the second quarter of 2015, an increase of 15.6% year-over-year and 5.0% sequentially. The increase was due to growth in EIP billings as well as an increase in the number of branded postpaid customers per account.

Branded prepaid ARPU increased by 1.8% year-over-year and 0.1% sequentially to $37.83.

Adjusted EBITDA for the second quarter of 2015 was $1.8 billion, up 25.2% year-over-year and up 30.9% sequentially. Year-over-year, the increase was primarily due to higher service revenues from growth in the customer base combined with strong cost control, especially in cost of services, partially offset by higher selling, general and administrative (SG&A) expenses. Sequentially, the increase was primarily due to higher service revenues and decreased losses on equipment sales, partially offset by higher SG&A expenses. Excluding the impacts of Data Stash, Adjusted EBITDA in the second quarter of 2015 increased by 21.3% sequentially. The Adjusted EBITDA margin was 30% for the second quarter of 2015, up from 26% in the second quarter of 2014 and 24% in the first quarter of 2015.

Net income amounted to $361 million, a strong improvement from a loss of $63 million in the first quarter of 2015 and down from net income of $391 million in the second quarter of 2014. Earnings per share (EPS) in the second quarter of 2015 was $0.42 compared to EPS of $0.48 in the second quarter of 2014 and a loss per share of $(0.09) in the first quarter of 2015. The year-over-year decrease in net income and EPS was primarily due to gains on disposal of spectrum licenses of $747 million recognized in the second quarter of 2014, partially offset by a decrease in income tax expense primarily due to the impact of income tax benefits for several discrete items recognized in the second quarter of 2015. T-Mobile expects EPS to be positive for all the remaining quarters and the full-year of 2015.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

J.D. Power Recognizes T-Mobile for Customer Care
On July 30, 2015, J.D. Power recognized T-Mobile for its leadership in Customer Care Performance, awarding the Company the highest ranking among full service wireless providers in the J.D. Power 2015 Wireless Customer Care Full-Service Study - Volume 2. Regaining the highest ranking reinforces T-Mobile’s track record as an organization with a strong focus and commitment to providing an outstanding customer experience whether you call in, come in to the store, or access online.

Un-Carrier Delivering Results
Since launching Un-carrier™ in 2013, T-Mobile has disrupted the wireless industry with innovations such as no annual service contracts, equipment installment plans, the JUMP!® device upgrade program, free international data roaming, Contract Freedom™, T-Mobile Test Drive™, Music Freedom™, Wi-Fi Un-leashed, Data Stash, and Business Un-leashed. Over the past month, the Company introduced a series of Un-carrier Amped announcements that extend the lineup with:

•
JUMP! On Demand: T-Mobile updated its JUMP! program to enable customers to have a low monthly payment that covers the cost of leasing a new device and the freedom to swap it for a new one up to three times in twelve months with no extra fee.

•
Mobile without Borders: T-Mobile’s Simple Choice plan now extends coverage and calling across the United States, Canada and Mexico at no extra charge. The upgrade makes Simple Choice the first and only wireless plan to span the entire continent.

•
10 GB for All: T-Mobile updated its Family Plan program to enable qualifying family plan customers to get 10 GB of 4G LTE data at a great rate. Plans start at $100 per month for two lines, each with up to 10 GB of 4G LTE data, and each additional line is $20 per month. For a limited time, the fourth line is free.

•
Amping Music Freedom and iPhone®: T-Mobile updated its Music Freedom program by adding Apple Music to its list of services that stream free on T-Mobile. In addition, every customer who gets a new iPhone 6 with JUMP! On Demand™ this summer can lock in the promotional price of $15 per month and simply swap it for the next comparable iPhone, if they upgrade before the end of the year. Lastly, all customers who get a new iPhone 6 with JUMP! On Demand will have exclusive priority access among T-Mobile’s customers to the next iPhone.

Network Expansion and Capital Expenditures
T-Mobile’s 4G LTE network - America’s Fastest - now covers 290 million people and the Company is targeting coverage of 300 million people by year-end 2015. T-Mobile is rapidly deploying Wideband LTE, while at the same time rolling out 4G LTE on its 700 MHz A-Block and 1900 MHz PCS spectrum. Wideband LTE is currently available in 212 market areas and is expected to be available in more than 250 market areas by year-end 2015. The Company continues to deploy its 700 MHz A-Block spectrum with major market launches in Miami, Denver, Baltimore, Kansas City, Austin, and West Palm Beach during the second quarter of 2015, bringing the overall total to 141 market areas.

Cash capital expenditures reflect T-Mobile’s continued investment in the expansion of its 4G LTE network. In the second quarter of 2015, cash capital expenditures were $1.2 billion, up from $982 million in the first quarter of 2015 and $940 million in the second quarter of 2014.

MetroPCS Combination
On July 1, 2015, T-Mobile decommissioned the CDMA portion of the MetroPCS networks in Dallas, New York, Miami, and the remaining Florida markets, officially completing the shutdown of the MetroPCS CDMA network. 100% of the MetroPCS spectrum has now been re-farmed and integrated into the T-Mobile network.

Total decommissioning costs for the CDMA network shutdowns amounted to $34 million in the second quarter of 2015. The Company expects to incur additional network decommissioning costs in the range of $350 to $450 million with substantially all the costs to be recognized throughout the rest of 2015.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

2015 Outlook Guidance
T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA. With the success of its Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net customer additions for 2015 are now expected to be between 3.4 and 3.9 million, an increase from the previous guidance range of 3.0 to 3.5 million.

For the full-year of 2015, T-Mobile expects Adjusted EBITDA to be in the range of $6.8 to $7.2 billion, unchanged from previous guidance despite the increase in branded postpaid net customer additions guidance.

Cash capital expenditures for 2015 are expected to be in the range of $4.4 to $4.7 billion, also unchanged from previous guidance.

T-Mobile’s financial guidance for 2015 excludes any benefit from the impact of JUMP! On Demand. The Company intends to disclose the aggregate non-cash impact from JUMP! On Demand and Data Stash in future quarters. In the second quarter of 2015, there were no significant impacts to financial results from JUMP! On Demand and Data Stash.

Quarterly Financial Results
For more details on T-Mobile’s second quarter 2015 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.t-mobile.com.

T-Mobile Social Media
Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere) and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to approximately 59 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com.

Q2 2015 Earnings Call, Livestream and Webcast Access Information

Access via Phone (audio only):

Date:	Thursday, July 30, 2015
Time:	11:00 a.m. (EDT)
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	1978931

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Access via Social Media:
Embedded livestream on Twitter handle: @TMobileIR

Submit Questions via Text or Twitter:

Text:	Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:	Send a tweet to @TMobileIR using #TMUSearnings

Access via Webcast:
The earnings call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 1978931.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2015. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@T-Mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@T-Mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. T-Mobile believes the non-GAAP financial measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors, and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	2014	2015
Net income (loss)	$(151)	$391	$(94)	$101	$(63)	$361	$240	$298
Adjustments:
Interest expense to affiliates	18	85	83	92	64	92	103	156
Interest expense	276	271	260	266	261	257	547	518
Interest income	(75)	(83)	(97)	(104)	(112)	(114)	(158)	(226)
Other expense (income), net	6	12	14	(21)	8	(1)	18	7
Income tax expense (benefit)	(102)	286	(117)	99	(41)	2	184	(39)
Operating income (loss)	(28)	962	49	433	117	597	934	714
Depreciation and amortization	1,055	1,129	1,138	1,090	1,087	1,075	2,184	2,162
Cost of MetroPCS business combination	12	22	97	168	128	34	34	162
Stock based compensation	49	63	45	54	56	71	112	127
Gains on disposal of spectrum licenses (1)	—	(731)	11	—	—	—	(731)	—
Other, net	—	6	6	6	—	40	6	40
Adjusted EBITDA	$1,088	$1,451	$1,346	$1,751	$1,388	$1,817	$2,539	$3,205

(1)
Gains on disposal of spectrum licenses may not agree to the Condensed Consolidated Statements of Comprehensive Income (Loss) primarily due to certain routine operating activities, such as insignificant or routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure its ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. T-Mobile believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPA and ABPA and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPA and ABPA:

	Quarter						Six Months Ended June 30,
(in millions, except average number of accounts, ARPA and ABPA)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	2014	2015
Calculation of Branded Postpaid ARPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$6,958	$7,849
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645	11,966	10,736	11,806
Branded postpaid ARPA	$108.97	$107.11	$109.80	$109.87	$108.04	$113.50	$108.02	$110.81

Calculation of Branded Postpaid ABPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$6,958	$7,849
Add: EIP billings	657	810	967	1,162	1,292	1,393	1,467	2,685
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066	$5,468	$8,425	$10,534
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645	11,966	10,736	11,806
Branded postpaid ABPA	$129.74	$131.81	$138.73	$143.79	$145.03	$152.31	$130.79	$148.72

Average Revenue Per Account (ARPA) - Average monthly branded postpaid service revenue earned per account. Branded postpaid service revenues for the specified period divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. T-Mobile considers branded postpaid ARPA to be indicative of its revenue growth potential given the increase in the average number of branded postpaid phone customers per account and increased penetration of mobile broadband devices.

Average Billings Per Account (ABPA) - Average monthly branded postpaid service revenue earned from customers plus equipment installment plan (EIP) billings divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. T-Mobile believes average branded postpaid customer billings per account is indicative of estimated cash collections, including equipment installments, from T-Mobile's customers each month on a per account basis.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

	Quarter						Six Months Ended June 30,
(in millions, except average number of customers, ARPU and ABPU)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	2014	2015
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$6,958	$7,849
Less: Branded postpaid mobile broadband revenues	(47)	(54)	(68)	(92)	(109)	(135)	(101)	(244)
Branded postpaid phone service revenues	$3,400	$3,457	$3,602	$3,672	$3,665	$3,940	$6,857	$7,605
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	22,447	23,368	24,091	25,359	26,313	27,250	22,908	26,781
Branded postpaid phone ARPU	$50.48	$49.32	$49.84	$48.26	$46.43	$48.19	$49.89	$47.33

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$6,958	$7,849
Add: EIP billings	657	810	967	1,162	1,292	1,393	1,467	2,685
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066	$5,468	$8,425	$10,534
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	22,975	24,092	25,095	26,572	27,717	28,797	23,533	28,257
Branded postpaid ABPU	$59.54	$59.79	$61.59	$61.80	$60.94	$63.29	$59.67	$62.14

Calculation of Branded Prepaid ARPU
Branded Prepaid Service Revenues	$1,648	$1,736	$1,790	$1,812	$1,842	$1,861	$3,384	$3,703
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	15,221	15,569	15,875	16,097	16,238	16,396	15,395	16,317
Branded prepaid ARPU	$36.09	$37.16	$37.59	$37.51	$37.81	$37.83	$36.63	$37.82

Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus EIP billings divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including equipment installments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

	Three Months Ended
(in millions, except net debt ratio)	Mar 31, 2014	Jun 30, 2014	Sep 30, 2014	Dec 31, 2014	Mar 31, 2015	Jun 30, 2015
Short-term debt	$151	$272	$1,168	$87	$467	$386
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600	5,600
Long-term debt	14,331	14,369	16,284	16,273	16,261	16,386
Less: Cash and cash equivalents	(5,471)	(3,080)	(5,787)	(5,315)	(3,032)	(2,642)
Net Debt (excluding Tower Obligations)	$14,611	$17,161	$17,265	$16,645	$19,296	$19,730
Divided by: Last twelve months Adjusted EBITDA (1)	$4,936	$5,122	$5,124	$5,636	$5,936	$6,302
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.0	3.4	3.4	3.0	3.3	3.1

(1)	March 31, 2014 Adjusted EBITDA for the last twelve months includes Pro Forma combined results from Q2 2013 to reflect the results of MetroPCS prior to the business combination.

Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents.

Free cash flow and adjusted free cash flow are calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	2014	2015
Net cash provided by operating activities	$759	$970	$1,062	$1,355	$489	$1,161	$1,729	$1,650
Cash purchases of property and equipment	(947)	(940)	(1,131)	(1,299)	(982)	(1,191)	(1,887)	(2,173)
Free Cash Flow	(188)	30	(69)	56	(493)	(30)	(158)	(523)
MetroPCS CDMA network decommissioning payments	9	5	15	52	71	103	14	174
Adjusted Free Cash Flow	$(179)	$35	$(54)	$108	$(422)	$73	$(144)	$(349)

Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com